EXHIBIT 99.1

NEWS FOR RELEASE: 4/7/2004                                CONTACT:  Lee Brown
                                                          719-481-7213
                                                          lbrown@ramtron.com

                            RAMTRON SETTLES FRAM PATENT
                        DISPUTE WITH NATIONAL SEMICONDUCTOR

COLORADO SPRINGS, CO - April 7, 2004 - U.S. semiconductor maker Ramtron International Corporation (Nasdaq:RMTR), announced today that it has signed an agreement with National Semiconductor Corporation (NYSE: NSM) to settle their long standing patent interference dispute. As consideration for the assigned patent applications and cross license provisions, Ramtron will pay National ten annual payments of $250,000. In addition, Ramtron and National have agreed to cross license any and all future patents that may mature from the four applications at no additional cost to either company. The dispute and settlement pertain only to certain of Ramtron's patent coverage in the United States. Ramtron already owns undisputed intellectual property rights covering the same invention in other major markets around the world including Europe and Japan.

"We are pleased to have reached an amicable settlement regarding this long standing patent dispute," said Ramtron CEO Bill Staunton. "The net result of this settlement is that Ramtron will be able continue to develop its US FRAM business and avoid potentially costly near-term litigation costs. In addition, the settlement does not affect our FRAM product sales or the status of our key foundry supplier."

The original interference, declared in 1991 related to one of Ramtron's issued United States patents that covers a basic ferroelectric memory cell design invention. The patent dispute involved five patent applications by National, each with a corresponding count of interference against claims contained in a single Ramtron ferroelectric random access memory patent. Under the terms of the settlement, National will assign to Ramtron two of National's current patent applications related to the patent interferences and National will retain two of the remaining applications. Ramtron intends to apply for patents with the newly assigned patent applications. The fifth remaining count of interference will be sent to a Special Master for a final ruling. In light of the negotiated settlement on the four other interference counts, Ramtron believes it would not be materially affected if the judgment by the Special Master on the remaining count of interference is adverse to Ramtron.

Cautionary Statements

Except for historical information, this press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "believe," "expect," "anticipate," "should," and "potential," among others. These statements include statements about Ramtron's belief that it would not be materially affected by an adverse judgment by the Special Master. These forward-looking statements are inherently difficult to predict and involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to the ultimate outcome of the patent dispute settlement with National Semiconductor Corporation; as well as risk factors listed from time to time in Ramtron's SEC reports, including but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2003 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003.

All forward-looking statements included in this release are based upon information available to Ramtron as of the date of this release, which may change. Ramtron intends to continue its policy of not updating forward-looking statements other than in publicly available documents, even if experience or future changes show that anticipated results or events will not be realized.

About Ramtron

Ramtron is the world leader in ferroelectric random access memory (FRAM) products -- high-performance nonvolatile memories that merge the benefits of many mainstream memory technologies into a single device. Due to the products' unique advantages, FRAM memory products are expected to revolutionize a variety of electronic consumer and industrial products. Current applications for Ramtron's FRAM memory devices include electronic power meters, automotive systems, smart cards, test instrumentation, factory automation, laser printers, security systems, and other systems that require reliable storage of data without an external power source.

For more information about Ramtron and its products, contact: Communications Department, Ramtron International Corporation, 1850 Ramtron Drive, Colorado Springs, Colorado, USA, 80921. Telephone is 800-545-FRAM (3726); FAX is 719-481-9294; E-mail address is info@ramtron.com. Homepage is http://www.ramtron.com.